Exhibit 5.1

December 19, 2016

City Holding Company
25 Gatewater Road
Cross Lanes, West Virginia 25313
Attn: Brace R. Mullett, Esq.

Ladies and Gentlemen:

We have acted as counsel to City Holding Company, a West Virginia corporation (the “Company”), in connection with the offering by the Company of up to $55,000,000 million of shares of its common stock, par value $2.50 per share (the “Shares”), pursuant to the At Market Issuance Sales Agreement (the “Sales Agreement”), dated December 19, 2016, by and between the Company and Keefe, Bruyette & Woods, Inc., as sales agent. The Shares are being offered for sale pursuant to the Company’s registration statement on Form S-3 (File No. 333-213892) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the prospectus, dated October 20, 2016 (the “Prospectus”) and the prospectus supplement filed pursuant to Rule 424(b) under the Securities Act, dated December 19, 2016 (the “Prospectus Supplement”).

We understand that the Shares are to be issued by the Company and sold by Keefe, Bruyette & Woods, Inc. pursuant to the Sales Agreement, as described in the Registration Statement, the Prospectus and the Prospectus Supplement.

In connection with this opinion, we have examined the Sales Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement. In addition, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Sales Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, upon the issuance and sale of the Shares in accordance with the Sales Agreement, and as described in the Registration Statement, the Prospectus and the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the West Virginia Business Corporation Act (the “WVBCA”), as currently in effect, and reported judicial decisions interpreting such provisions of the WVBCA.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Validity of Securities” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ DINSMORE & SHOHL LLP